Exhibit 10.26

EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (this “Agreement”) is entered into by and between ______ (“Executive”), an individual, and [Tribune Publishing Company, LLC (the “Company”), a Delaware limited liability company] [Address for applicable employer for Business Unit employees]. In consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company (collectively the “Parties” and as to each or either, a “Party”) agree as follows:
1.EMPLOYMENT TERM.
The term of Executive’s employment hereunder shall commence on ______ (the “Effective Date”) and, unless terminated pursuant to Section 8 below, shall continue through ______ (the “Employment Term”).
2.    FREEDOM TO ENTER INTO THIS AGREEMENT.
Executive represents and covenants that: (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; and (b) Executive is not a party to or bound by any employment agreement, noncompetition agreement, non-solicitation agreement, confidentiality agreement or other agreement or obligation with any other person or entity that would in any way restrict or otherwise affect Executive’s performance of this Agreement.
3.    TITLE AND EMPLOYMENT DUTIES.
During the Employment Term and subject to the terms of this Agreement:
(a)    Executive’s title will be ______. Executive will have such duties and responsibilities as are customarily exercised by someone serving in such a capacity as well as such other duties commensurate with Executive’s title and position as the Company may assign Executive from time to time.
(b)    Executive agrees to devote Executive’s full business time, attention, and energies to the business of the Company and further agrees that Executive will perform Executive’s duties in a diligent, lawful and trustworthy manner, that Executive will act in accordance with Executive’s title and responsibilities and that Executive will act in accordance with the written business and employee policies and practices of the Company as applicable.
4.    COMPENSATION. During the Employment Term and subject to the terms of this Agreement:
(a)    Base Salary. For the services rendered by Executive under this Agreement, the Company will pay Executive a gross base salary of ______ Thousand Dollars and Zero Cents ($______) per annum (the “Base Salary”). Executive’s Base Salary shall be payable, less all authorized or required deductions, in accordance with the Company’s then-effective payroll practices. The Company will periodically review Executive’s salary and may provide for salary increases during the Employment Term, such increases to be given, if given, in the discretion of the Company. In the event that Executive’s Base Salary is increased by the Company in its discretion at any time during the Employment Term, such increased amount shall thereafter constitute the Base Salary.
(b)    Bonus. Subject to Section 8 below, Executive shall have the opportunity to earn a discretionary annual management incentive bonus (“Annual Bonus”), with a target bonus opportunity of ______ percent (______%) of Executive’s Base Salary (the “Target Bonus”) under a bonus plan established by the Company, and based upon the achievement of annual Company and individual performance objectives as established by the Company. The Annual Bonus payable for any calendar year shall be paid, if paid, less all required or authorized deductions, at the time and in the manner such bonuses are paid to other similarly situated executives receiving annual bonus payments, in the calendar year following the year for which the bonus was earned, but in no event later than June 30 of the year following the year for which the bonus was earned.
5.    BENEFITS.
(a)    While employed by the Company, Executive shall be entitled to participate in the benefit plans and programs (including without limitation such medical, dental, vision, life, disability, retirement and other health and welfare plans), as the Company may have or establish from time to time for its employees in which Executive would be entitled to participate pursuant to their then-existing terms, in accordance with the terms and requirements of such plans. The foregoing, however, is not intended and shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits Executive may be entitled to while employed by the Company shall be based upon Executive’s Base Salary and not upon any bonus, incentive or equity compensation due, payable, or paid to Executive, except where, if at all, the benefit plan provides otherwise.
(b)    Executive will be eligible to receive time off to be scheduled and approved in advance and taken in accordance with the Company’s policies and practices.
6.    BUSINESS EXPENSES.
During the Employment Term, the Company shall reimburse Executive for reasonable travel and other expenses incurred in the performance of Executive’s duties hereunder as are customarily reimbursed to employees in accordance with the then-applicable expense reimbursement policies of the Company.
7.    RESTRICTIVE AGREEMENTS.
(a)    No Conflicting Activities. During Executive’s employment with the Company (whether or not such employment continues beyond the Employment Term), Executive agrees that Executive’s employment is on an exclusive basis and that Executive: i) will not engage in any activity which is in conflict with Executive’s duties and obligations hereunder, whether or not such activity is pursued for gain, profit, or other pecuniary advantage; and ii) will not engage in any other activities which could harm the business or reputation of the Company or any of its affiliates.
(b)    Employee Non-Solicitation and Non-Interference. Executive agrees that during Executive’s employment with the Company (whether or not such employment continues beyond the Employment Term) and for twelve (12) months after the date on which Executive’s employment with the Company ends for any or no reason (whether terminated by Executive or by the Company), except as required in the performance of Executive’s duties for the Company, Executive will not: i) solicit, either directly or indirectly, any person employed by, or previously employed by, the Company or any of its affiliates unless at such time such person is not then and has not been employed by the Company or any of its subsidiaries, business units, or other affiliates for at least six (6) months, to terminate or refrain from renewing or extending their employment with the Company or any of its subsidiaries, business units, or other affiliates; or ii) use Confidential Information to, directly or indirectly, interfere with the relationship of the Company with any person or entity who or which is a customer, client, supplier, developer, subcontractor, licensee or licensor or other business relation of the Company, or assist any other person or entity in doing so.
(c)    Confidentiality. As a consequence of Executive’s employment by the Company, Executive will be privy to the highest level of confidential and proprietary business information of the Company and its affiliates, not generally known by the public or within the industry and which, thereby, gives the Company and its affiliates a competitive advantage and which has been the subject of reasonable efforts by the Company and its affiliates to maintain such confidentiality. Except as required by law or as expressly authorized by the Company in furtherance of Executive’s employment duties, Executive shall not at any time, during Executive’s employment with the Company (whether or not such employment continues beyond the Employment Term) or thereafter, directly or indirectly use, disclose, or take any action which may result in the use or disclosure of, any Confidential Information. “Confidential Information” as used in this Agreement, includes all non-public confidential competitive, pricing, marketing, proprietary and other information or materials relating or belonging to the Company or any of its affiliates (whether or not reduced to writing), including without limitation all confidential or proprietary information furnished or disclosed to or otherwise obtained by Executive in the course of Executive’s employment, and further includes without limitation: computer programs; patented or unpatented inventions, discoveries and improvements; marketing, organizational, operating and business plans; strategies; research and development; policies and manuals; sales forecasts; personnel information (including without limitation the identity of Company employees, their responsibilities, competence and abilities, and compensation); medical information about employees; pricing and nonpublic financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions, investments or divestitures; and information concerning purchases of major equipment or property. Confidential Information does not include information that lawfully is or becomes generally and publicly known outside of the Company and its affiliates other than through Executive’s breach of this Agreement or breach by any person of some other obligation. Nothing herein prohibits Executive from disclosing Confidential Information as legally required pursuant to a validly issued subpoena or order of a court or administrative agency of competent jurisdiction, provided that Executive shall first promptly notify the Company if Executive receives a subpoena, court order or other order requiring any such disclosure, to allow the Company to seek protection therefrom in advance of any such legally compelled disclosure.
(d)    Inventions. Executive hereby acknowledges and agrees that the Company owns the sole and exclusive right, title and interest in and to any and all Works (as defined below), including without limitation all copyrights, trademarks, service marks, trade names, slogans, inventions (whether patentable or not), patents, trade secrets and other intellectual property and/or proprietary rights therein, including without limitation all rights to sue for infringement thereof (collectively, “IP Rights”). The Company’s right, title and interest in and to the Works includes, without limitation, the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, the right to modify and create derivative works of or from the Works without any payment of any kind to Executive, and the right to exclusively register or record any IP Rights in the Works in the Company’s name. Executive agrees that all Works shall be “works made for hire” for the Company as that term is defined in the copyright laws of the United States or other applicable laws. To the extent that any of the Works is determined not to constitute a work made for hire, or if any rights in any of the Works do not accrue to the Company as a work made for hire, Executive agrees that Executive’s signature on this Agreement constitutes an assignment (without any further consideration) to the Company of any and all of Executive’s respective IP Rights and other rights, title and interest in and to any and all Works. “Works” means any inventions, invention disclosures, developments, improvements, trade secrets, brands, logos, drawings, trademarks, service marks, trade names, documents, memoranda, data, software programs, object code, source code, ideas, original works of authorship, or other information that Executive conceives, creates, develops, discovers, makes or acquires, in whole or in part, either solely or jointly with another or others, during or pursuant to the course of Executive’s employment by the Company or its affiliates, and that relate directly or indirectly to the Company or any of its affiliates or their respective businesses, or to the Company’s or any of its affiliates’ actual or demonstrably anticipated research or development, and that are made through the use of any of the Company’s or any of its affiliates’ equipment, facilities, supplies, trade secrets or time, or that result from any work performed for the Company or any of its affiliates, or that is based on any information of, or provided to Executive by, the Company or any of its affiliates. Executive hereby is and has been notified by the Company, and understands that the foregoing provisions of this Section 7(d), shall not apply to an invention that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company or any of its affiliates.
(e)    Reasonableness of Restrictions. It is mutually agreed and stipulated between Executive and the Company that the covenants set forth in Sections 7(a) through 7(d) of this Agreement are necessary to protect the legitimate business interests of the Company and its affiliates and are reasonable, including without limitation in time and scope.

(f)    Remedies. The amount of actual or potential damages resulting from Executive’s breach of any provision of Section 7(a) through 7(d) of this Agreement will be inherently difficult to determine with precision and, further, any breach could not be reasonably or adequately compensated in money damages. Accordingly, any breach by Executive of any provision of Section 7(a) through 7(d) of this Agreement will result in immediate and irreparable injury and harm to the Company and its affiliates for which the Company and its affiliates will have no adequate remedy at law. The Company and/or its affiliates, thus, will be entitled to temporary, preliminary and permanent injunctive relief to prevent any such actual or threatened breach, without posting a bond or other security. The Company’s and/or its affiliates’ resort to such equitable relief will not waive any other rights that any of them may have to damages or other relief, and the Company and/or its affiliates shall be entitled to reasonable attorney’s fees and costs incurred in such an action.
8.    TERMINATION/POST-TERMINATION PAYMENTS.
Either Executive or the Company may terminate Executive’s employment with the Company (the effective date of separation being the “Termination Date”) for any reason or no reason, subject to the following:
(a)    Death. This Agreement, except for Section 7(d) above and this Section 8(a), will automatically terminate if Executive dies. In such case, (i) the benefits available to Executive’s estate, heirs and beneficiaries shall be determined in accordance with the applicable benefit plans and programs then in effect; and (ii) within sixty (60) days of the date of death, the Company shall pay Executive any unpaid Base Salary and any other amounts due under this Agreement through the date of death. Except as set forth above, the Company shall not have any further obligations under this Agreement. This Agreement, except for Section 7(d) above and this Section 8(a), will not survive Executive’s death, and will not inure to the benefit of Executive’s heirs, assigns and/or designated beneficiaries.
(b)    Termination by the Company for Cause or Termination by Executive Without Good Reason. Upon termination for Cause, or termination by Executive without Good Reason, except for such other obligations as may be required by law, the Company shall have no obligation to Executive other than the payment of Executive’s earned and unpaid Base Salary as of the Termination Date. For purposes of this Agreement, “Cause” shall be determined by the Company in its unfettered good faith discretion, but shall mean the occurrence of any one or more of the following (it being acknowledged and agreed that a Disability1 of the Executive shall not be deemed to be Cause):

1 “Disability” means Executive would be entitled to long-term disability benefits under the Company’s long term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for the purpose of such determination that Executive is actually participating in such plan at such time. If the Company does not maintain a long-term disability plan, “Disability” means Executive’s inability to perform Executive’s duties and responsibilities hereunder due to physical or mental illness or incapacity that is expected to last for a consecutive period of 90 days or for a collective period of 120 days in any 365 day period as determined by the Company in its good faith judgment.

i.    a material failure by Executive to perform Executive’s duties of employment in a manner reasonably satisfactory to the Company after having been notified in writing of such specific performance deficiencies and having not less than thirty (30) days to correct the deficiencies;
ii.    failure or refusal to implement or follow reasonable and lawful directives of the Company, if such breach is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company;
iii.    a material breach of any material provisions of this Agreement, or a material violation of the then existing policies, procedures or rules of the Company, as applicable, if such breach is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company;
iv.    the commission of an act of fraud, embezzlement, theft, material misappropriation (whether or not related to employment with the Company) or the commission of or nolo contendere or guilty plea to any felony; or
v.    intentional misconduct materially injurious to the Company, its affiliates or subsidiaries, either monetarily or otherwise.
(c)    Termination By the Company Without Cause or Termination by Executive With Good Reason. Executive’s employment may be terminated at any time by the Company with or without Cause, or by the Executive with or without Good Reason as defined in Exhibit A. If either (i) during (and not after) the Employment Term or (ii) within 2 years after a Change in Control that occurred during the Employment Term (i.e., by the second anniversary of the Change in Control), i) the Company terminates Executive’s employment other than for Cause or Disability or if Executive resigns for Good Reason, the Company will provide Executive within ten (10) days after the date on which Executive’s employment terminates with a Waiver and General Release of any and all legally-waivable claims against the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, other affiliates, and other related entities (whether or not they are wholly owned); and the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed above in a form reasonably acceptable to the Company (a “Waiver”), and provided that on or within twenty one (21) days after the date on which Executive receives the Waiver or such longer period as may be applicable under the Age Discrimination in Employment Act, as amended (“ADEA”), Executive: i) signs, dates and returns the Waiver to the Company; and ii) then does not revoke the Waiver in accordance with its terms, the Company will, as liquidated damages, pay Executive as consideration not later than 15 days following the expiration (without revocation) of the revocation period applicable to Executive’s release of ADEA claims: (x) a lump sum amount equal to twelve (12) months of Executive’s Base Salary, less all required or authorized deductions, (y) any unpaid Annual Bonus with respect to the calendar year immediately preceding the calendar year of termination of employment; and (z) a pro-rata amount of the Annual Bonus based on actual performance with respect to the calendar year of termination of employment, based on the number of days worked in such calendar year, said pro-rated Annual Bonus payment to be made at the time and in the same manner as other executive officers of the of the Company (collectively, the “Severance Benefits”).
(d)    The Parties further agree that the Company’s payment of Severance Benefits pursuant to Section 8(c) precludes Executive from eligibility for or entitlement to any and all other payments, including but not limited to compensation, benefits or perquisites, subject to any benefits that may be vested under the terms of applicable benefit plans in which Executive participates. Notwithstanding any other provision of this Agreement, Executive shall not participate in or be eligible under (and Executive hereby waives participation in) any other severance or severance-related plan or program of the Company or any of its affiliates in effect at any time (whether Executive’s employment terminates or is terminated with or without Cause during the Employment Term).
(e)    Notwithstanding the preceding, if the review and revocation period for the Waiver following Executive’s termination of employment spans two calendar years, the Severance Benefits shall be paid within the first 10 calendar days in the calendar year following the year of termination of employment rather than the calendar year of termination of employment to the extent necessary to have such amounts comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
9.    COMPLIANCE WITH IRS CODE SECTION 409A.
It is intended that any amounts and benefits payable under this Agreement will be exempt from or comply with Section 409A of the Code, so as not to subject Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly, provided, however, that the Company and its affiliates shall not be responsible for any such interest and tax penalties. All references in this Agreement to Executive’s termination of employment shall mean a separation from service within the meaning of Section 409A of the Code. The timing of the payments or benefits provided herein may be modified to so comply with Section 409A of the Code. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive in accordance with Company practices following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Notwithstanding any other provision in this Agreement, if on the date of Executive’s separation from service (as defined in Section 409A of the Code) (i) the Company or any of its affiliates is a publicly traded corporation and (ii) Executive is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon Executive’s separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six (6) month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (x) the first day of the month following the six (6) month anniversary of Executive’s separation from service or (y) the date of Executive’s death.

10.    NOTICES.
Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given: (a) if to the Company, to Tribune Publishing Company, LLC, c/o Chief Executive Officer, 435 N. Michigan Avenue, Chicago, IL 60611; and (b) if to Executive, to Executive’s last known home address in the Company’s records. All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by certified mail, return receipt requested, or (iii) by express courier service with proof of delivery, and shall be effective upon personal delivery, upon the fourth (4th) day after mailing by certified mail, or upon the second (2nd) day after sending by express courier service.
11.    COMPANY PROPERTY.
Except as required in furtherance of Executive’s employment, Executive will not remove from the Company’s premises any property of the Company or its affiliates, including without limitation any documents or things containing any Confidential Information, computer programs and drives or storage devices of any kind (portable or otherwise), files, forms, notes, records, charts, or any copies thereof (collectively, “Property”). Upon any termination at any time by either party of Executive’s employment for any or no reason, Executive shall return to the Company, and shall not alter, delete or destroy, any and all Property, including without limitation any and all laptops and other computer equipment, iPhones, iPads, laptops, blackberries and similar devices, cellphones, credit cards, keys and other access cards, and electronic and hardcopy files.
Executive further agrees that, upon termination, Executive will conduct a diligent search of all of the electronic documents and information, electronic devices (including, without limitation, computers, hard drives, flash drives, and mobile devices), remote and virtual storage and file systems, emails and email accounts, voicemails, text messages, instant messaging conversations and systems, and any other devices, facilities, systems, accounts, or media that has electronic data storage or saving capabilities, in Executive’s possession, custody, or control, for any copies or iterations of confidential information, and forward a copy of the same to the Company, and then delete any copies of any such items from Executive’s accounts, systems, or devices.
12.    NON-DISPARAGEMENT.
Executive agrees that Executive will not at any time during Executive’s employment with the Company (whether or not such employment continues beyond the Employment Term) or thereafter take (directly or indirectly, individually or in concert with others) any actions or make any communications calculated or likely to have the effect of materially undermining, disparaging or otherwise reflecting negatively upon the reputation, goodwill, or standing in the community of the Company, or any of its respective subsidiaries, business units, other affiliates, officers, directors, employees and/or agents, provided that nothing herein shall prohibit Executive from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.

13.    ASSIGNMENT.
This is an Agreement for the performance of personal services by Executive and may not be assigned by Executive. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of: (a) the Company, or its subsidiaries, business units, or other affiliates and its/their respective legal successors; and (b) any person or entity that at any time (whether by merger, purchase or otherwise) acquires any of the assets, ownership interests, or business of the Company.
14.    CERTAIN CHANGE IN CONTROL PAYMENTS.
Notwithstanding any provision of this Agreement to the contrary, if any payments or benefits Executive would receive from the Company under this Agreement or otherwise in connection with the Change in Control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 14, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive will be entitled to receive either i) the full amount of the Total Payments or ii) a portion of the Total Payments having a value equal to $1 less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of i) and ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by such Executive on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 14 shall be made in writing by the accountant or tax counsel selected by the Executive. If there is a reduction pursuant to this Section 14 of the Total Payments to be delivered to the applicable Executive and to the extent that an ordering of the reduction other than by the Executive is required by Section 9 or other tax requirements, the payment reduction contemplated by the preceding sentence shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G of the Code and the denominator of which is the actual present value of such payment.
15.    GOVERNING LAW; INTERPRETATION OF THE AGREEMENT; ARBITRATION.
This Agreement shall be construed and interpreted in accordance with the laws of the State of ______ (without giving effect to the choice of law principles thereof). Executive and the Company acknowledge that each party had an equal opportunity to review and/or modify the provisions set forth in this Agreement. Thus, in the event of any misunderstanding, ambiguity or dispute concerning this Agreement’s provisions or their interpretation, no rule of construction shall be applied that would result in having this Agreement interpreted against either party. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party. The headings provided in boldface are inserted for the convenience of the parties and shall not be construed to limit or modify the text of this Agreement. The Parties agree that any disputes concerning, relating to, or arising out of this Agreement or its interpretation, Executive’s employment with or termination from the Company, or any other dispute between the Parties (except as excluded pursuant to this Section), shall be resolved by arbitration in accordance with the Company’s arbitration policy as may be in effect from time to time. Notwithstanding the foregoing, Executive and the Company understand and agree that nothing shall prevent the Company from seeking and obtaining injunctive relief in federal or state court (or any court corresponding to Executive’s residence) in the event of a breach or threatened breach of any of Executive’s obligations under Section 7 of this Agreement.
16.    COMPLETE AGREEMENT.
This Agreement embodies the entire agreement and understanding of the Parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, actual or alleged, between said Parties regarding such matters, including without limitation concerning Executive’s compensation arrangements or other terms and conditions of employment (if any), and any actual or alleged prior employment agreements with or involving the Company or any of its affiliates. This Agreement cannot be amended, modified, supplemented, or altered except by written amendment signed by Executive and the Chief Executive Officer of the Company.
17.    SEVERABILITY/REFORMATION.
Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such provision be deemed modified or limited so that, as modified or limited, such provision may be enforced to the fullest extent possible. If any provision of this Agreement is held to be prohibited by or invalid under applicable law (notwithstanding any attempted modification or limitation pursuant to the preceding sentence), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
18.    SURVIVAL.
Except as provided in Section 8(a) above, the provisions of Section 2 and of Sections 7 through 18 (inclusive) of this Agreement shall survive any expiration of the Employment Term and any termination of Executive’s employment at any time (whether during or after the Employment Term) by either party with or without Cause, and shall not be limited or discharged by any alleged breach or misconduct on the part of the Company.

19.    MISCELLANEOUS.
This Agreement may be executed in two or more counterparts, or by facsimile transmission, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

ACCEPTED AND AGREED:
EXECUTIVE    TRIBUNE PUBLISHING COMPANY, LLC

_______________________________	By: _______________________________

Date: _________________________     Date: _____________________________

EXHIBIT A

“Change in Control” means the occurrence of any of the following events:
(a)    the consummation of a merger, consolidation, or other reorganization of the Company [or the business unit which employs Executive (the “Business Unit”)] with or into (a “Business Combination”), the sale of securities representing a majority of the voting equity securities of the Company or the Business Unit in a tender offer, equity placement, or other transaction, or the sale of all or substantially all of the Company or the Business Unit business and/or assets as an entirety to (“Sale”), one or more entities that are not subsidiaries or affiliates of the Company; unless immediately following such Business Combination or Sale, (i) 50% or more of the total voting power of (x) the entity resulting from such Business Combination or the entity that has acquired all or substantially all of the business or assets of the Company or Business Unit in a Sale (in either case, the “Surviving Company”), or (y) if a Sale, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the outstanding common voting securities of the Company or the Business Unit, as applicable, that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the outstanding common voting securities of the Company or the Business Unit were converted or exchanged pursuant to such Business Combination or Sale), (ii) no Person or entity is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Surviving Company (if a Business Combination) or the Parent Company (if a Sale), and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (if a Business Combination) or the Parent Company (if a Sale) following the consummation of the Business Combination or Sale were members of the board of directors (or the analogous governing body) at the time of such board’s approval of the execution of the definitive agreement providing for such Business Combination or Sale or recommendation or approval of such tender offer, equity placement, or other transaction (terms capitalized but not otherwise defined in this subsection have the meaning set forth in Tribune Publishing Company’s 2014 Omnibus Incentive Plan); or
(b)    individuals who, as of the Effective Date of this Agreement, constituted the board of directors of the Company (the “Board”) cease to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Company, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors on the Effective Date (including for these purposes, new members whose election or nomination was so approved), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

“Good Reason” means one or more of the following events:
(a)    a material reduction in the Base Salary or a material reduction in the Target Bonus;
(b)    a material failure by the Company to pay Executive in accordance with the terms of this Agreement;
(c)    a material diminution or adverse change in Executive’s duties, authority, responsibilities, reporting line or positions without Executive’s prior written consent;
(d)    a relocation of Executive’s principal business office to any location more than fifty (50) miles from its location on the Effective Date; or
(d)    in the case of a Change in Control, Executive either i) does not receive an offer of employment from the Surviving Company or Parent Company thereof or ii) receives such an offer of employment from the Surviving Company or Parent Company thereof but such offer of employment (x) does not provide at least the same Base Salary and at least other compensation and benefits substantially comparable in the aggregate to those the Executive had immediately prior to the Change in Control or (y) requires the Executive to locate Executive more than 50 miles from the Company’s office from which Executive was based immediately prior to the Change in Control;
provided, however, that to constitute Good Reason, Executive prior to resigning for Good Reason shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following Executive’s knowledge of such facts and circumstances, and, if curable, the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured, then Executive shall not be permitted to resign with Good Reason in respect thereof). Any resignation with Good Reason shall be communicated to the Company by written notice, which shall include Executive’s date of termination of employment which shall be a date at least ten (10) days after delivery of such notice and the expiration of such cure period and not later than 60 days thereafter.

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